UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 26, 2024

FGI Industries Ltd.

(Exact name of registrant as specified in its charter)

Cayman Islands	001-41207	98-1603252
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

906 Murray Road

East Hanover, NJ 07869

(Address of principal executive offices) (Zip Code)

(973) 428-0400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

which registered
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, $0.0001 par value per share	FGI	The Nasdaq Stock Market LLC
Warrants to purchase Ordinary Shares	FGIWW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 26, 2024, Jae Chung, an independent member of the FGI Industries Ltd. (the “Company”) Board of Directors (the “Board”), advised the Board that he is stepping down from his position as a member of the Board, effective April 1, 2024. Mr. Chung currently serves on the Board’s Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee.

Mr. Chung’s decision to resign is not the result of any disagreement with the Company, and, on April 1, 2024, he will join the Company as an employee as its Senior Vice President, Investor Relations and Corporate Development.

Also on March 26, 2024, the Board approved the appointment of Ms. Anagha Apte Sreenivasan to the Board, effective April 1, 2024. Ms. Apte currently serves as the Senior Director, Ethics Counsel at eBay, Inc. since 2019. Prior to this, Ms. Apte served in ethics & compliance roles at Twitter, Inc. (now “X”) from 2016 to 2019 and Starwood Hotels & Resorts from 2013 to 2016. Ms. Apte started her career at Baker Hostetler LLP where she focused her practice on white collar criminal defense and commercial litigation. Ms. Apte will sit on the Board’s audit committee and compensation committee.

There are no arrangements or understandings between Ms. Apte and any other person pursuant to which she was selected as a director of the Company. For her service on the Board, Ms. Apte will be entitled to receive compensation provided to non-employee directors as approved by the Board and described in the Company’s proxy statement filed on April 27, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FGI Industries Ltd.

Date: March 29, 2024	By:	/s/ John Chen
Name: John Chen
Its: Executive Chairman